Exhibit 10.1

August 4, 2023

[address]

Dear Frank:

In connection with your retirement as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Tompkins Financial Corporation and Tompkins Community Bank, and your willingness to provide services and guidance to assist in the transition of your responsibilities, I am pleased to offer you the position of part-time Director of Strategy Development of Tompkins Financial Corporation.

Below, please find an outline of the major terms and conditions of this offer based on a projected start date of October 1, 2023 and continuing through December 31, 2024.

You will continue to report to me in this role and your responsibilities will primarily be to provide transitional advice and guidance to the Chief Financial Officer, the finance and operations teams. Your work schedule will be twenty-four (24) hours per week and you will no longer be considered to be an officer nor otherwise in a policy-making role with Tompkins Financial Corporation and Tompkins Community Bank.

Below is a summary of the compensation and benefits you will receive in this role:
•Your bi-weekly rate of pay will be $11,254.62 ($292,620 annual basis).
•You will be eligible to receive a payout under the Company’s 2023 Senior Incentive Plan payable in 2024 with a potential payout of thirty percent (30%) of your base salary in effect at September 30, 2023.
•You will forfeit those shares of performance-based restricted stock granted as retention awards under the Tompkins Financial Corporation 2019 Equity Incentive Plan (the “Equity Incentive Plan”) as identified in Amendment No. 1 to Performance Share Award Agreements between Tompkins Financial Corporation and Francis M. Fetsko.
•Your other outstanding equity awards under the Equity Incentive Plan will vest in accordance with their terms.
•You will no longer be eligible for consideration for grants under the Equity Incentive Plan.
•You will receive a stipend payable through regular payroll to cover the difference between the cost of any employee medical and dental premiums you would have paid had you remained a full-time employee and the cost of premiums you will pay under any replacement COBRA plan beginning on October 1, 2023 and continuing through the remainder of your employment in this capacity. This healthcare stipend is a taxable payment.
•You will be eligible for such other benefits as may apply to part-time employees.

Your employment continues to be at will, meaning that you or the Company may at any time terminate this relationship. Please note this does not represent an employment contract entitling you employment, compensation or benefits for any specific period of time.
Please indicate to me in writing your acceptance of this offer at your earliest convenience. We would like your transition to this new position to commence on October 1, 2023. Thank you for your continued service to Tompkins Financial Corporation.

Sincerely,

/s/ Stephen S. Romaine
Stephen S. Romaine
President & CEO Tompkins Financial Corporation

I accept the terms and provisions of this offer of at will employment.

/s/ Francis M. Fetsko                        August 3, 2023
Francis M. Fetsko                        Date

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